Exhibit 99.1

MAXYGEN APPOINTS LOUIS G. LANGE TO ITS BOARD OF DIRECTORS

Redwood City, Calif., December 9, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today announced the appointment of Louis G. Lange, M.D., Ph.D. to its Board of Directors.

Dr. Lange is a founder of CV Therapeutics (Nasdaq: CVTX) and has served as chairman of the board and chief executive officer of the company since August 1992. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

“Lou is a welcome addition to our Board,” said Russell Howard, chief executive officer of Maxygen. “As Maxygen’s products move into clinical development and towards commercialization, we believe Lou’s leadership, experience and strategic insights will contribute substantially to the Maxygen Board.”

“I am pleased to join Maxygen’s board of directors,” said Dr. Lange. “Maxygen is at an exciting point in its corporate development with several promising products and I look forward to being a part of this talented team of scientific and business people.”

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

Contact:

Jeannine Medeiros

Investor and Public Relations

t. 650-298-5853

e. jeannine.medeiros@maxygen.com